Exhibit 1 to Form 13G
Filed by Northern Trust Corporation



CERTIFIED RESOLUTION

The undersigned certifies that the undersigned is the duly appointed, qualified and acting Secretary or Assistant Secretary of Northern Trust Corporation, as indicated below, and that the following resolution was duly adopted by the Board of Directors of Northern Trust Corporation on April 21, 2020 and remains in full force and effect:
FURTHER RESOLVED, that each of the 'Executive Officers' of the Corporation, as that term is defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the 'Executive Officers'), and each of the following other officers of the Corporation or its subsidiaries, is hereby authorized to sign, on behalf of the Corporation, any Statements on Schedule 13G or Form 13F, and any amendments to such Statements, required to be filed with the U.S. Securities and Exchange Commission (the 'SEC') by the Corporation with respect to any securities beneficially owned by the Corporation, any of its subsidiaries, or any other entity beneficially owned or controlled by the Corporation:
Robert P. Browne
James D. McDonald
Christopher Shipley


IN WITNESS WHEREOF, the undersigned has executed this certificate on January 19, 2021.


Bradley R. Gabriel
Assistant Secretary
Northern Trust Corporation